FORM OF INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT (together with any schedules, exhibits or other attachments hereto, and as it may be amended, restated or otherwise modified from time to time, this “Agreement”), is made and entered into as of [     ], [     ] by and between [ ], a Cayman Islands exempted company (the “Fund”), and Pacific Investment Management Company LLC, a Delaware limited liability company (the “Investment Manager”). Capitalized terms not otherwise defined herein have the meanings specified in the Memorandum and Articles of Association of the Fund (as amended, restated or otherwise modified from time to time, the “Articles”).

WHEREAS, the Fund has been organized as a wholly-owned subsidiary of [     ], a [     ] organized under the laws of [     ], USA, acting for and on behalf of [     ], a series thereof (the “Parent Company”), in order to effect certain investments on behalf of the Parent Company consistent with the Parent Company’s investment objectives and policies specified in its Prospectus and Statement of Additional Information (together, and as each may be amended, restated or otherwise modified from time to time, the “Prospectus”); and

WHEREAS, the Fund is authorized to issue Shares of the Fund; and

WHEREAS, the Investment Manager is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund wishes to retain the Investment Manager to render investment advisory services to the Fund, and the Investment Manager is willing to furnish such services to the Fund;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Fund and the Investment Manager hereby agree as follows:

1.	Retention of Services

The Fund hereby appoints the Investment Manager to serve as investment manager to the Fund for the periods and on the terms set forth herein. The Investment Manager hereby accepts such appointment and agrees to furnish the services set forth herein for the compensation provided herein.

2.	Services as Investment Manager

Subject to the ultimate supervision and direction of the Fund’s Board of Directors (the “Board”), the Investment Manager will (a) provide overall investment management to the Fund, and make investment decisions for the Fund, in accordance with its investment objective, guidelines and restrictions specified in the Parent Company’s Prospectus, as may be amended and or supplemented from time to time; (b) oversee the placement of purchase and sale orders on behalf of the Fund; (c) employ professional portfolio managers and securities analysts to provide research services to the Fund; (d) maintain books and records with respect to the Fund’s transactions; (e) provide or procure administrative services for the Fund and coordinate the activities of, and act as liaison with, each party providing legal, audit, tax, administrative, custodian and/or other services to the Fund in accordance with the Articles and the agreements in respect of such service arrangements; and (f) provide such other services as the Fund and the Investment Manager may determine to be necessary or appropriate for the management or administration of the Fund. In providing those services, the Investment Manager will (i) invest and otherwise manage the assets of the Fund in accordance with the Articles and (ii) provide the Fund with ongoing research, analysis, advice and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. The Investment Manager is authorized on behalf of the Fund to enter into agreements and execute any documents required to make investments. To the fullest extent permitted by law, the Investment Manager is hereby authorized to delegate all, or any such part as it deems appropriate, of its discretionary management and investment advisory authority and responsibility hereunder to other persons or entities, including its affiliates.

The Investment Manager further agrees that, in performing its duties hereunder, it will:

(1)    comply with the Advisers Act and all rules and regulations thereunder, the U.S. Commodity Exchange Act (the “CEA”), and all rules and regulations thereunder, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable U.S. federal and state law and regulations, and with any applicable policies or procedures adopted by the Board;

(2)    maintain books and records with respect to the Fund’s transactions, render to the Board such periodic and special reports as the Board may reasonably request, and keep the Board informed of developments materially affecting the Fund’s portfolio;

(3)    furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the investments that the Fund may hold or contemplate purchasing;

(4)    make available to the Fund’s administrator (the “Administrator”) and the Fund, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Administrator and the Fund in their compliance with applicable laws and regulations. The Investment Manager will furnish the Board with such periodic and special reports regarding the Fund as the Board may reasonably request; and

(5)    immediately notify the Board in the event that the Investment Manager or any of its affiliates: (i) becomes aware that it is subject to a statutory disqualification that prevents the Investment Manager from serving as investment advisor pursuant to this Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the U.S. Securities and Exchange Commission or other regulatory authority.

3.	Attorney in Fact

The Fund hereby appoints the Investment Manager acting with the standard of care owed under this Agreement as its attorney in fact with full power of substitution to pursue on behalf of the Fund any claim, recovery, restitution, or similar action or relief (each, a “Claim”) related to or concerning the Fund or any Fund asset, holding, trade, trade settlement, cash or account of any type, against any counterparty or similar party, or any Claim related to the Investment Manager’s services to the Fund, including, without limitation, any bankruptcy, insolvency or similar action or proceeding; provided, however, that the Investment Manager shall obtain approval from the Fund before taking any further actions in pursuit of a Claim which results in substantial costs to the Fund.

4.	Futures and Options

The Investment Manager’s investment authority shall include the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon in accordance with Parent Company’s Prospectus.

The Fund agrees to: (i) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as “brokerage accounts”) on behalf of and in the name of the Fund and (ii) enter into, for and on behalf of the Fund, standard customer agreements with a broker or brokers.

The Investment Manager may, using such of the securities and other property of the Fund as the Investment Manager deems necessary or desirable, direct the Fund’s custodian to deposit, on behalf of the Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Investment Manager deems desirable or appropriate.

The Investment Manager is registered with the U.S. National Futures Association as a commodity trading advisor and commodity pool operator. The Director of the Fund designates and delegates all commodity pool operator functions with respect to the Fund to the Investment Manager. The Investment Manager will perform all rights and obligations as commodity pool operator in connection with the operation of the Fund, particularly with respect to compliance with applicable provisions of the CEA and U.S. Commodity Futures Trading Commission and National Futures Association regulations, rules, bylaws, and interpretations, including without limitation in respect of recordkeeping.

5.	Documents

The Fund has delivered properly certified or authenticated copies of each of the following documents to the Investment Manager and will deliver to it all future amendments and supplements thereto, if any:

(a)    resolutions of the Board authorizing confirmation of the appointment of the Investment Manager and approving the form of this Agreement; and

(b)    the Articles.

6.	Brokerage

In selecting brokers or dealers to execute transactions on behalf of the Fund, the Investment Manager shall use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Fund transaction, the Investment Manager will consider all factors it deems relevant, including without limitation the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Investment Manager is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which the Investment Manager or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Fund that the Investment Manager have access to supplemental investment and market research and security and economic analysis provided by broker-dealers that may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Investment Manager may cause the Fund to pay a broker-dealer which furnishes brokerage and research services a higher commission or spread than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Investment Manager determines in good faith that such commission or spread is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Investment Manager to the Fund. It is understood and agreed that the services provided by such broker-dealers may be useful to the Investment Manager in connection with the Investment Manager’s services to other clients.

7.	Records

The Investment Manager agrees to maintain and to preserve for the Fund such records as are necessary and proper or required by applicable law. The Investment Manager further agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records upon request.

8.	Standard of Care

The Investment Manager shall exercise its best judgment in rendering the services under this Agreement. The Investment Manager shall not be liable for any losses, claims, demands, costs, damages, liabilities, expenses, judgments, fines, settlements and other amounts, whether pending or threatened, liquid or illiquid (collectively, “Liabilities”) suffered by the Fund or the Fund’s Shareholders which arise out of the action or inaction of the Investment Manager, except for any Liabilities resulting from the willful misfeasance, bad faith or gross negligence of the Investment Manager in its performance or non-performance of its obligations or duties under this Agreement or by reason of the Investment Manager’s reckless disregard of its obligations and duties hereunder, and except as otherwise required by applicable law. As used in this Section 8, the term “Investment Manager” shall include each of its members, principals, officers, managers, investors, employees and other representatives and agents of the Investment Manager.

9.	Compensation

[The Fund will pay to the Investment Manager, in consideration of the services rendered pursuant to Section 2 of this Agreement, a monthly fee (the “Fee”) on the first Business Day of each Month, based upon the average daily Net Asset Value (as determined at the Close of Business on each Business Day) during the preceding Month, at the annual rate in respect of such Fee specified in Exhibit 1 hereto (the “Annual Rate”). If the Fee payable to the Investment Manager pursuant to this Section begins to accrue before the end of any Month or if this Agreement terminates before the end of any Month, the Fee for the period from that date to the end of that Month or from the beginning of that Month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full Month in which the effectiveness or termination occurs, as applicable.]/ [Pursuant to the [ ] dated [ ], as amended from time to time (“Management Agreement”), between the Parent Company and the Investment Manager, the Parent Company pays the Investment Manager an advisory fee for providing certain advisory and supervisory and administrative services. In consideration of the fees paid to the Investment Manager pursuant to the Management Agreement, the Fund will not pay the Investment Manager a management fee in connection with the services rendered pursuant to this Agreement.]

10.	Expenses

(a)    During the term of this Agreement, the Investment Manager will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are specifically assumed by the Fund under this Agreement. The Investment Manager assumes and shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, office supplies (including stationery), and facilities necessary to perform its obligations under this Agreement.

(b)    In addition, the Investment Manager shall bear the following expenses under this Agreement: (i) expenses of all audits by the Fund’s independent public accountants; (ii) expenses of the Fund’s transfer agent, registrar, dividend disbursing agent, and Shareholder recordkeeping services, if any; (iii) expenses of the Fund’s custodial services, including any recordkeeping services provided by the custodian; (iv) expenses of the Fund’s administration services; (v) expenses of obtaining quotations for calculating the Fund’s Net Asset Value; (vi) expenses of obtaining portfolio activity reports, if any, for the Fund; (vii) expenses of maintaining the Fund’s tax records; (viii) costs and/or fees, including legal fees, incident to meetings of the Fund’s Shareholders, the preparation, printing and mailings of notices, proxy statements, if any, and other reports and documents of the Fund to its Shareholders, the filing of reports with regulatory bodies, the maintenance of the Fund’s existence and qualification to do business, and the expenses of issuing, redeeming, registering and qualifying for sale, Shares with federal, state and other securities authorities, if any; (ix) the Fund’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Cayman Islands exempted company; (x) costs of printing certificates, if any, representing Shares of the Fund; (xi) the Fund’s pro rata portion of any fidelity bond or any other insurance premiums; and (xii) association membership dues, if any. The Investment Manager may also, in its sole discretion, bear any expenses that would otherwise be borne by the Fund under this Agreement.

(c)    The Fund shall bear the following expenses: (i) salaries and other compensation or expenses, including travel expenses, of any of the Fund’s executive officers and employees, if any, who are not officers, directors, stockholders, partners or employees of the Investment Manager or its subsidiaries or affiliates; (ii) taxes and governmental fees, if any, levied against the Fund; (iii) brokerage fees and commissions, and other portfolio transaction expenses incurred by or for the Fund; (iv) costs, including the interest expenses, of borrowing money; (v) fees and expenses, including travel expenses, and fees and expenses of legal counsel retained for their benefit, of directors who are not officers, employees, partners or shareholders of the Investment Manager or its subsidiaries or affiliates; (vi) extraordinary expenses, including extraordinary legal expenses, as may arise including expenses incurred in connection with litigation, proceedings, other claims and the legal obligations of the Fund to indemnify its directors, officers, employees, Shareholders, distributors, and agents with respect thereto; (vii) organizational and offering expenses of the Fund, and any other expenses which are capitalized in accordance with generally accepted accounting principles; and (viii) any expenses allocated or allocable to a specific Class of Shares of the Fund, if any.

11.	Services to Other Companies or Accounts

The investment advisory services of the Investment Manager to the Fund under this Agreement are not to be deemed exclusive, and the Investment Manager, or any of its affiliates, shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar to those of the Fund) and to engage in activities so long as its services hereunder are not impaired thereby.

12.	Aggregation of Orders

On occasions when the Investment Manager deems the purchase or sale of a security or other investment to be in the best interest of the Fund as well as its other clients, the Investment Manager, to the extent permitted by applicable law, may aggregate the securities or other investments to be so sold or purchased in order to obtain the best execution of the order or lower brokerage commissions, if any. The Investment Manager may also on occasion purchase or sell a particular security or other investment for one or more clients in different amounts. On any such occasion, and to the extent permitted by applicable law, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Manager in the manner it considers to be the most equitable and consistent with its duties to the Fund and such other clients.

13.	Duration, Termination and Assignment

This Agreement shall become effective as of the date of this Agreement and shall continue in effect until terminated. This Agreement is terminable by either party, without penalty, on sixty (60) days’ prior written notice. This Agreement shall terminate automatically in the event (i) it is “assigned” by the Investment Manager (as defined in the Advisers Act) or (ii) the investment management agreement between the Parent Company and the Investment Manager is terminated.

14.	Amendment

No provision of this Agreement may be changed, waived or discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

15.	Use of Name

The parties hereto acknowledge and agree that the service marks PACIFIC INVESTMENT MANAGEMENT COMPANY, PIMCO and such other logotypes as the Investment Manager may designate (collectively, the “Marks”) are the valuable property of the Investment Manager and its affiliates, and that the Fund shall have a non-assignable, non-exclusive license to use these Marks as the name of the Fund and in connection with the operation of the Fund as long as this Agreement shall continue. The Investment Manager will oversee the quality of the services provided under the Mark by virtue of its role as investment manager to the Fund, and will approve all material upon which the Fund uses the Marks. The Investment Manager reserves all other rights to use or license the Marks for any other purpose, and all rights to use and license any other mark incorporating PACIFIC INVESTMENT MANAGEMENT COMPANY, PIMCO or any other Mark for all purposes. Upon termination of this Agreement, the Fund shall forthwith cease to use the Marks, including all materials bearing the Marks. The Board shall promptly change the Fund’s name by deleting the Marks from such name, and the Fund agrees not to adopt, use, or seek to register any mark that is a colorable imitation of or confusingly similar to any of the Marks, either alone or in combination with any other word, symbol, logo or design.

16.	Independent Contractor Status

Except as may be expressly authorized or otherwise stated herein, the Investment Manager shall be an independent contractor and not an employee, agent, dependent agent, partner, or joint venturer of the Fund; nor shall anything herein be construed as making the Fund a partner or co-venturer with the Investment Manager or any of its affiliates. Except as may be expressly authorized, the Investment Manager shall have no authority to bind, obligate or represent the Fund in any manner.

17.	Delivery of Part 2A of Form ADV

The Investment Manager has delivered to the Fund a current copy of Part 2A of its Form ADV. The Fund acknowledges receipt of such copy prior to the execution of this Agreement.

18.	Representations and Agreements of the Fund

The Fund represents to the Investment Manager that the Fund has all necessary power and authority to execute, deliver and perform this Agreement and all transactions contemplated hereby, and such execution, delivery and performance will not violate any applicable law, rule, regulation, governing document (e.g., the Articles), contract or other material agreement binding upon the Fund.

19.	Miscellaneous

(a)    The term “Board” used herein refers to the members of the Board of Directors of the Fund, as Directors of the Fund but not individually or personally, acting from time to time under the Articles. The obligations of the Fund entered into in the name of or on behalf thereof by any of the Directors, officers, representatives and agents of the Fund are made not individually, but in such capacities, and are not binding upon any of the Directors, Shareholders, officers, representatives and agents of the Fund personally, but bind only the assets of the Fund, and all persons dealing with any Shares of the Fund must look solely to the Fund’s assets for the enforcement of any claims against the Fund in accordance with the terms of the Articles and applicable law.

(b)    This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(c)    Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(d)    This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(e)    This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of California, without regard to the conflict of laws provisions thereof that would result in the application of the law of any other jurisdiction.

(f)    If any provisions of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law to give effect to the intent of the parties hereunder.

(g)    Notices of any kind to be given to the Investment Manager or the Fund shall be in writing and shall be duly given if mailed or delivered to the Investment Manager or the Fund, as applicable, at such address or to such individual as shall be specified by the Investment Manager or the Fund, as applicable, from time to time.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this instrument to be executed by their authorized persons designated below on the day and year first above written.

[ ]

By:
Name:
Title:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:

Name:

Title:

EXHIBIT 1

Annual Rates

For purposes of calculating the Fee pursuant to Section 8(a), the Annual Rate is: [     ]%.